UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 22, 2013

Commission File Number:   000-03718

Park City Group, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
371454128
(IRS Employer Identification No.)

299 S Main Street, Suite 2370, Salt Lake City, Utah 84111
(Address of principal executive offices)

435-645-2100
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On March 22, 2013, Park City Group, Inc. (the "Company") issued an additional 148,572 shares of the Company's common stock, par value $0.01, for $3.50 per share (the "Investor Shares"), and five year warrants ("Investor Warrant(s)") to purchase an aggregate total of 49,029 shares of Company common stock for $3.50 per share (the "Investor Warrant Shares"), to certain accredited investors (the "Investors"). The securities were offered and sold in connection with the private placement transaction (the "Private Offering") disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on March 15, 2013. The Investors also received piggyback registration rights related to the Investor Shares and Investor Warrant Shares.

As of March 22, 2013, the Company had issued an aggregate total of 756,858 shares of common stock, and warrants to purchase an aggregate total of 268,620 shares of common stock in connection with the Private Offering. Together with the 470,281 shares of common stock and warrants to purchase 155,190 shares of common stock issued to certain directors of the Company on March 14, 2013 and March 15, 2013 (the "Director Offering"), as reported in the Current Report on Form 8-K filed with the SEC on March 18, 2013, the Company has received gross proceeds of approximately $4.34 million. Proceeds from the Private Offering and Director Offering are anticipated to be used to finance the redemption of the Company's Series A Convertible Preferred Stock ("Series A Preferred") on April 15, 2013, as more particularly described in the Current Report on Form 8-K filed with the SEC on March 15, 2013.

The Investor Shares and Investor Warrants were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each of the Investors represented that it was an "accredited investor" as defined in Regulation D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Park City Group, Inc.

Date:   March 26, 2013
By:	/s/ Randall K. Fields

Name: Randall K. Fields
Title: Chief Executive Officer